Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
U.S. Global Investors, Inc.
San Antonio, Texas
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 12, 2007, relating to the consolidated balance sheets of U.S. Global Investors, Inc. as of June 30, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2007, and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007 Annual Report on Form 10-K of U.S. Global Investors, Inc. Our report refers to a change in the method of accounting for stock-based awards effective July 1, 2005, in connection with U.S. Global Investors, Inc.’s adoption of Statement of Financial Accounting Standards No. 123(R) Share-Based Payments, as discussed in Note 2 to those consolidated financial statements.
BDO Seidman, LLP
Dallas, Texas
July 8, 2008